Exhibit 6.7

TRXADE GROUP, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this March 1st 2021, to be effective as of the Effective Date as defined below between Trxade Group, Inc., a Delaware corporation (the “Company”), and Prashant Patel, an individual (the “Executive”) (each of the Company and Executive are referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Executive currently serves as the President and Chief Operating Officer of the Company;

WHEREAS, the Executive is currently party to an Executive Employment Agreement dated on or around May 15, 2013 with Trxade, Inc., a Florida corporation, the wholly-owned subsidiary of the Company (the “Prior Agreement”)1; and

WHEREAS, the Company desires to replace and supersede the Prior Agreement with this Agreement and to continue to obtain the services of Executive, and Executive desires to replace the Prior Agreement with this Agreement and to continue to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

ARTICLE I.

EMPLOYMENT; TERM; DUTIES

1.1. Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts such employment, as the President and Chief Operating Officer (“COO”) of the Company for a period beginning on the Effective Date and ending on December 31, 2025 (the “Initial Term”); provided that this Agreement shall automatically extend for additional one (1) year periods after the Initial Term (each an “Automatic Renewal Term”) in the event that neither Party provides the other written notice of their intent not to automatically extend the term of this Agreement at least sixty (60) days prior to the end of the Initial Term or any Automatic Renewal Term, as applicable (each a “Non-Renewal Notice”). The Initial Term and any Automatic Renewal Terms, the “Term”.

1.2. Duties and Responsibilities. Executive, as Chief Operating Officer shall devote his attention and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder. The Executive, as COO, shall perform such administrative, managerial and executive duties for the Company (i) as are prescribed by applicable job specifications for the chief operating officer of a public company the size and nature of the Company, (ii) as may be prescribed by the Bylaws of the Company, (iii) as are customarily vested in and incidental to such position, and (iv) as may be assigned to him from time to time by the CEO of the Company. Nothing herein shall require the Executive to perform his services at the Company’s headquarters or at any specific location to the extent he can provide such services remotely.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

1.3. Non-Competition. For $10 and other good and valuable consideration which Executive acknowledges the receipt and sufficiency of, Executive agrees to (a) devote at least 75% of Executive’s business time, energy and efforts to the business of the Company (except as specifically provided for in Section 1.4 below), (b) to use Executive’s best efforts and abilities faithfully and diligently to promote the business interests of the Company and (c) to comply with the other terms and conditions of this Section 1.3. For so long as Executive is employed hereunder, and for a period of twelve (12) months thereafter (the “Non-Compete Period”), Executive (whether by himself, through his employers or employees or agents or otherwise, and whether on his own behalf or on behalf of any other Person) shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, distributing, marketing, producing, undertaking, developing, supplying, or otherwise dealing with or in Restricted Services or Restricted Products in the Restricted Area (the “Post-Employment Non-Competition Requirement”).

1.3.1 For purposes of this Section 1.3, the following terms shall have the following meanings:

(i) “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

(ii) “Restricted Area” means (A) any State (in the United States); and/or (B) any other geographic area (Providence, if such Restricted Area is in Canada, or country, if such Restricted Area is in a country other than the United States or Canada), in which the Company or any of its Subsidiaries provides Restricted Services or Restricted Products, directly or indirectly, during the twelve months preceding the Termination Date of Executive’s employment hereunder.

(iii) “Restricted Products” means pharmaceutical drugs and other healthcare products and any other product, that the Company or any of its Subsidiaries has provided or is researching, developing, manufacturing, distributing, purchasing, selling and/or providing at any time during the two years immediately preceding the Termination Date, or which the Executive obtained any trade secret or other Confidential/Trade Secret Information (as defined in Section 4.2, below) about at any time during the two years immediately preceding the Termination Date as a result of his employment with the Company, consulting services provided to the Company, or which he became aware of as a result of his position as a director of the Company.

(iv) “Restricted Services” means the manufacture, distribution, wholesale and sale of Restricted Products, healthcare services and any other services that the Company or any of its Subsidiaries has provided or is researching, developing, performing and/or providing at any time during the two years immediately preceding the Termination Date, or which Executive obtained any trade secret or other Confidential/Trade Secret Information (as defined in Section 4.2, below) about at any time during the two years immediately preceding the Termination Date as a result of his employment with the Company, consulting services provided to the Company, or which he became aware of as a result of his position as a director of the Company.

(v) “Subsidiary” or “Subsidiaries” means any or all Persons of which the Company owns directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least 20% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) at least 20% of the economic interests of such Person.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

1.4. Other Activities. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

1.4.1 make and manage personal business investments of Executive’s choice without consulting the Board;

1.4.2 serve in any capacity with any non-profit civic, educational or charitable organization; and

1.4.3 undertake any other actions, business transactions, agreements and undertakings which the Executive has received approval of the Board to enter into and/or undertake, provided that

1.4.4 Executive may only undertake such actions or services that do not interfere with the Executive’s obligations hereunder.

1.5. Board of Directors. Provided that Executive is still employed hereunder, the Board shall nominate Executive to be elected to serve on the Board at each meeting of the Company’s stockholders held during the term of this Agreement to elect directors, consistent with the provisions of the Bylaws and Certificate of Incorporation of the Company, as amended and in effect from time to time. Additionally, for so long as the Executive serves as a member of the Board, the Board shall, appoint the Executive as the member of the Board, unless they deem it inappropriate or in the Company’s best interests not to.

1.6. Covenants of Executive.

1.6.1 Best Efforts. Executive shall devote his best efforts to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder, including all United States federal and state securities laws applicable to the Company.

1.6.2 Records. Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

1.6.3 Compliance. Executive shall use his best efforts to maintain the Company’s compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly traded companies, including, without limitation, overseeing and filing with the SEC all periodic reports the Company is required to file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Executive shall at all times comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

1.6.4 Exchange Act Filing Requirements. The Executive agrees and acknowledges that due to the Executive’s status as a Section 16(a) “officer” of the Company (as described in Rule 16a-1(f) of the Exchange Act), he has an obligation to file various beneficial ownership reports and forms with the Securities and Exchange Commission, including Form’s 3, 4 and 5 (where applicable) and that such obligation is solely the Executive’s regardless of whether the Company assists the Executive in filing such forms or not. The Executive agrees to use his best efforts to timely and adequately file all required beneficial ownership reports and forms required under the Exchange Act.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

1.7. Effective Date. The “Effective Date” of this Agreement shall be March 31st, 2024.

1.8. At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. A required condition to the Company’s acceptance of this Agreement is the entry by the Executive into the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement in the form of Exhibit A attached hereto.

ARTICLE II.

COMPENSATION AND OTHER BENEFITS

2.1. Base Salary. So long as this Agreement remains in effect, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary (“Base Salary”) of $350,000. The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. For so long as Executive is employed hereunder, beginning April 1st, 2024, and on each December 31st thereafter, the Base Salary may be increased as determined by the CEO. Additionally, in the event that Executive meets at least 70% of the requirements for any annual Performance Bonus, as determined in the reasonable discretion of the Compensation Committee of the Board of Directors, pursuant to the timeline and requirements of Section 2.3 hereof, Executive’s Base Salary shall increase by 20% (effective upon confirmation by the Compensation Committee that such metrics were met)(the “Base Salary Increase”). Executive shall be eligible for the Base Salary Increase on an annual basis with such increases being cumulative. Such increases in salary shall be documented in the Company’s records, but shall not require the Parties enter into a new or amended form of this Agreement.

2.2. Discretionary Bonus. Executive shall be eligible for a yearly discretionary cash, stock or equity bonus (a “Discretionary Bonus”) equal to an amount as determined by the Compensation Committee of the Board of Directors (the “Committee”) and based on the condition of the Company’s business and results of operations, and the Committee’s evaluation of Executive’s individual performance for the relevant period and/or such other matters as the Committee in its discretion may deem relevant. Each Discretionary Bonus shall be paid in the Committee’s discretion.

2.3. Performance Bonus. Executive shall be eligible for a yearly performance bonus (a “Performance Bonus”) equal to up to 100% of the Base Salary as determined by the Committee and based performance metrics agreed to in advance by the Executive and the Committee (the “Performance Metrics”). The Performance Metrics for the twelve months ended December 31, 2023 are attached hereto as Exhibit B (the “2023 Performance Metrics”). Future Performance Metrics shall be agreed upon by the Committee or CEO and the Executive, and shall not require an amendment to this Agreement. The determination of whether the Performance Metrics have been met shall be determined in the reasonable discretion of the Committee, following the applicable calendar year in which the Performance Metrics are required to be met, no later than 90 days after (a) December 31, 2023, in connection with the 2023 Performance Metrics; and (b) the end of such calendar year for subsequent years, and the Performance Bonus shall be payable only after the Committee has affirmatively determined, in its reasonable discretion, that such applicable Performance Metrics have been met. For the year ended December 31, 2023, the Executive shall be awarded TBD shares of restricted common stock (the “2024 Restricted Stock”) which shall vest at such time as the Committee has affirmatively determined that the Performance Metrics have been met, in the percentages set forth in the 2024 Performance Metrics, if at all, and be subject to forfeiture if not vested pursuant to Exhibit C, and be subject to the terms and conditions of the restricted stock award agreement in the form of Exhibit C hereto and the Company’s 2019 Equity Incentive Plan (as amended).

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

2.4. Business Expenses. So long as this Agreement is in effect, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company.

2.5. Vacation. Executive will be entitled to twenty days of paid time-off (“PTO”) per year. PTO days shall accrue beginning on the 1st of January for each year during the term of this Agreement. Unused PTO days shall roll over into the next year. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company.

Initials PP/____

2.6. Other Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plans or programs for which he is eligible that are provided by the Company to its management employees, such as retirement, health, life insurance, and disability plans, vacation and sick leave policies, business expense reimbursement policies that the Company has in effect from time to time, and stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives. The Company retains the right to terminate or alter the terms of any benefit programs that it may establish, provided that no such termination or alteration shall adversely affect any vested benefit under any benefit program. The Company further retains the right to offer specific benefits to one or more executives of the Company, including the Executive, but to not offer such benefits to other executives of the Company, in the event such benefits are not customarily made available to substantially all of is senior executives. For example only, the Company may, in its sole discretion, offer the Executive keyman or disability insurance as the Chief Operating Officer of the Company, which benefits may not be offered to other senior management and/or executive officers of the Company.

2.7. Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to this ARTICLE II or in connection with the termination of employment pursuant to ARTICLE III of this Agreement) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

2.8. Car Allowance. The Company shall provide the Executive an automobile allowance of $1,000 per month during the term of Executive’s employment hereunder.

ARTICLE III.

TERMINATION OF EMPLOYMENT

3.1. Termination of Employment. Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1 upon the death of Executive;

3.1.2 upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

3.1.3 upon the expiration of the Initial Term, unless a notice of termination pursuant to Section 1.1 is not given by either Party, in which case upon the expiration of the first Automatic Renewal Term that such a notice of termination is given with respect to either Party (if any);

3.1.4 upon delivery to the Company of written notice of termination by Executive for any reason other than for Good Reason;

3.1.5 upon delivery to Executive of written notice of termination by the Company for Cause;

3.1.6 upon delivery of written notice of termination from Executive to the Company for Good Reason, provided, however, prior to any such termination by Executive pursuant to this Section 3.1.6, Executive shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Executive’s written notice, with the exception of only five (5) days written notice in the event the Company reduces Executive’s salary without Executive’s consent or fails to pay Executive any compensation due him; or

3.1.7 upon delivery to Executive of written notice of termination by the Company without Cause.

3.2. Termination in Connection with a Change of Control. In the event that Executive’s employment is terminated for any reason (not including, however, a termination by the Company for Cause (Section 3.1.5) or a termination as a result of the Executive’s death (Section 3.1.1) or disability (Section 3.1.2)(and for clarity, which shall include termination by Executive for Good Reason (Section 3.1.6)))(a “Change of Control Termination”) during the twelve month period following a Change of Control (as defined in Section 3.3) or in anticipation of a Change of Control, the Company shall pay Executive, within 60 days following the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control, a cash severance payment in a lump sum in an amount equal to 3.0 times the sum of (a) the current annual Base Salary of the Executive; and (b) the amount of the most recent Discretionary Bonus and Performance Bonus paid to the Executive pursuant to Section 2.2 and Section 2.3 of this Agreement less applicable withholding (the “Change of Control Payment”), which amount shall be payable within 60 days of the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control. If Executive’s employment ends due to a Change of Control Termination within six (6) months prior to a Change of Control, it will be deemed to be “in anticipation of a Change of Control” for purposes of this paragraph. In addition, in the event of a Change of Control, all of Executive’s equity-based compensation, if any, shall immediately vest regardless of whether the Executive is retained by the Company or successor following the Change of Control and any outstanding stock options held by the Executive shall be able to be exercised by the Executive until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances, provided that if Executive’s employment ends in anticipation of a Change of Control and such equity-based compensation awards or stock options have previously expired pursuant to their terms, the Company shall pay the Executive a lump sum payment, payable on the same date as the Change of Control Payment, equal to the black scholes value of the expired and unexercised equity compensation awards and stock options held by the Executive on the date of termination, based on the value of such awards had they been exercisable through the end of their stated term and had not previously expired.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

3.3. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.3.1 “Cause” shall mean, in the context of a basis for termination by the Company of Executive’s employment with the Company, that:

(i) Executive materially breaches any obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Section 1.3 and ARTICLE IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii) Executive commits any act of misappropriation of funds or embezzlement; or

(iii) Executive commits any act of fraud; or

(iv) Executive is indicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

3.3.2 “Change of Control” shall mean the happening of any of the following not approved in writing by the Executive:

(i) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities without the approval of not fewer than two-thirds of the Board of Directors of the Company voting on such matter, unless the Board of Directors specifically designates such acquisition to be a change of control;

(ii) A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) As a result of the election of members to the Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors as of the Effective Date (including Executive as a member of the Board of Directors as of the Effective Date), except in the event that such slate of directors is proposed by the Board or the nominating committee of the Board.

(iv) Notwithstanding the foregoing, if the definition of “Change of Control” in the Company’s Stock Incentive Plans or Equity Compensation Plans (each as amended from time to time) is more favorable to the Executive, then such definition shall be controlling for purposes of this Agreement.

3.3.3 “Good Reason” shall mean, in the context of a basis for termination by Executive of his employment with the Company (a) without Executive’s consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the position of COO of the Company, (b) there has been a material breach by the Company of a material term of this Agreement or Employee reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after such breach and after notice thereof has been provided to the Company by the Executive, (c) Executive’s compensation as set forth hereunder is reduced without Executive’s consent, or the Company fails to pay to Executive any compensation due to him hereunder upon five (5) days written notice from Executive informing the Company of such failure, or (d) Executive, if Executive is also then serving as a member of the Board, is not re-nominated by the Board to serve as a member of the Board at any annual meeting of shareholders of the Company.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

3.3.4 “Termination Date” shall mean the date on which Executive’s employment with the Company hereunder is terminated.

3.4. Effect of Termination. In the event that Executive’s employment hereunder is terminated in accordance with the provisions of this Agreement, Executive shall be entitled to the following:

3.4.1 If Executive’s employment is terminated pursuant to Sections 3.1.1 (death), Section 3.1.2 (disability), Section 3.1.3 (the end of the Initial Term if either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1 or the end of any Automatic Renewal Term pursuant to which either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1), Section 3.1.4 (without Good Reason by the Executive), or Section 3.1.5 (by the Company for Cause), Executive shall be entitled to salary accrued through the Termination Date and no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of the Termination Date. Additionally, any unvested stock options or equity compensation held by Executive shall immediately terminate and be forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) shall be subject to terms and conditions set forth in the applicable Stock Incentive Plan or Equity Compensation Plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Executive.

3.4.2 If Executive’s employment is terminated by Executive pursuant to Section 3.1.6 (Good Reason), or pursuant to Section 3.1.7 (without Cause by the Company), (a) Executive shall be entitled to continue to receive the salary at the rate in effect upon the Termination Date of employment for eighteen (18) months following the Termination Date, payable in accordance with the Company’s normal payroll practices and policies, as if Executive’s employment had not terminated; (b) Executive shall be entitled to the pro rata amount of any Discretionary Bonus and Performance Bonus which would be payable to Executive had he remained employed for an additional eighteen (18) months following the Termination Date (with any components of the Discretionary Bonus or Performance Bonus calculation being extrapolated based on the last four (4) full prior quarters of the Company’s operations prior to termination); and (c) provided Executive elects to receive continued health insurance coverage through COBRA, the Company will pay Executive’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees, if any) for eighteen months (18) following the Termination Date; provided, however, that if at any time Executive is covered by a substantially similar level of health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make COBRA contributions on Executive’s behalf. Additionally, unvested benefits (whether equity or cash benefits and bonuses (subject to this Section 3.4.2 in connection with the Discretionary Bonus and Performance Bonus)) will vest immediately upon such termination and any outstanding stock options previously granted to the Executive will vest immediately upon such termination and shall be exercisable by the Executive until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances. Additionally, all restricted stock awards granted to Executive shall vest immediately. Executive shall be entitled to no other post-employment benefits except as provided for under this Section 3.4.2 and for benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 2.6 hereof through the Termination Date, subject to and in accordance with the terms of such plans.

3.4.3 As a condition to Executive’s right to receive any benefits pursuant to Section 3.4.2 of this Agreement, (A) Executive must execute and deliver to the Company a written release in form and substance reasonably satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Executive’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Executive has accrued a benefit); and (B) Executive must not breach any of his covenants and agreements under Section 1.3 and ARTICLE IV of this Agreement, which shall continue following the Termination Date.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

3.4.4 In the event of termination of Executive’s employment pursuant to Section 3.1.5 (by the Company for Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Executive in connection with such acts or omissions.

3.4.5 Upon termination of Executive’s employment hereunder, or on demand by the Company during the term of this Agreement, Executive will immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

3.4.6 Executive also agrees to keep the Company advised of his home and business address for a period of two (2) years after termination of Executive’s employment hereunder, so that the Company can contact Executive regarding his continuing obligations provided by this Agreement. In the event that Executive’s employment hereunder is terminated, Executive agrees to grant consent to notification by the Company to Executive’s new employer about his obligations under this Agreement.

3.4.7 Consulting. During the sixty day period following any termination of this Agreement pursuant to Section 3.1.3, Section 3.1.4, Section 3.1.6, or Section 3.1.7, Executive shall be available, subject to his other reasonable commitments or obligations made or incurred in mitigation of the termination of his employment, by telephone, email or fax, as a consultant to the Company, without further compensation, to consult with its officers and directors regarding projects and/or tasks as defined by the Board.

3.4.8 Resignation as Director. Upon Executive’s termination of employment for any reason, Executive agrees to resign as a member of the Board, if Executive is a director at the time of termination, and to resign from any and all other offices and positions related to Executive’s employment with the Company and its subsidiaries and held by Executive at the time of termination.

ARTICLE IV.

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION

AND RESTRICTIVE COVENANTS

4.1. Inventions. All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company. Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

4.2. Confidential/Trade Secret Information/Non-Disclosure.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

4.2.1 Confidential/Trade Secret Information Defined. During the course of Executive’s employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Executive and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with customers, partners, suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement and the Prior Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2 Restriction on Use of Confidential/Trade Secret Information. Executive agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i) Non-Disclosure. Executive agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive’s job duties to the Company under this Agreement; and

(ii) Non-Removal/Surrender. Executive agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement. Executive further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his employment with the Company, and that he shall not thereafter retain any copies of any such materials.

4.2.3 Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the twelve-month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

4.3. Non-Solicitation of Employees. Executive agrees that during the twelve-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

4.4. Non-Solicitation During Employment. During his employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

4.5. Conflict of Interest. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. If the Company or the Executive have any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the independent members of the Board of the Company or the Audit Committee (as defined by the Board) for consideration and approval or non-approval, which approval or non-approval the Executive agrees shall be binding on the Executive.

4.6. Breach of Provisions. If Executive materially breaches any of the provisions of this ARTICLE IV or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this ARTICLE IV.

4.7. Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this ARTICLE IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.8. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1.3, Section 4.2, Section 4.3 or Section 4.4 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

ARTICLE V.

INDEMNIFICATION

5.1. The Company agrees to indemnify Executive and hold Executive harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by Delaware General Corporation Law, and by the Certificate of Incorporation and Bylaws of the Company, as may be amended from time to time, and pursuant to any indemnification agreement between Executive and the Company.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

5.2. The indemnification provision of this ARTICLE V shall be in addition to any liability which the Company may otherwise have to Executive.

5.3. If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify the Company with reasonable promptness. Executive shall have the right to retain counsel of Executive’s own choice to represent Executive and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Executive made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of the Company, as may be amended from time to time.

ARTICLE VI.
ARBITRATION

6.1. Scope. To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

6.2. Arbitration Procedure. To commence any such arbitration proceeding, the Party commencing the arbitration must provide the other Party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other Party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Tampa, Florida, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the AAA will select the arbitrator. The Parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Florida, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The losing Party in the arbitration hearing shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

ARTICLE VII.

MISCELLANEOUS

7.1. Successors and Assigns. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. Any such successor will within a reasonable period of becoming the successor assume in writing and be bound by all of the Company’s obligations under this Agreement. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement. Executive may not assign any of his rights or obligations under this Agreement.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

7.2. Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the Party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other Party set forth or to such other address as may be specified by notice given in accordance with this Section 7.2:

If to the Company:	Trxade Group, Inc.
3840 Land O’ Lakes Blvd
Land O’ Lakes, Florida 34639
Telephone: 800-261-0281
Attention: Chief Financial Officer

If to the Executive:	Prashant Patel
(Address and contact information on file)

7.3. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

7.4. Waiver. No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

7.5. Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement, including, but not limited to the Prior Agreement, which shall be deemed terminated upon the Parties entry into this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

7.6. Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties and approved by the Board.

7.7. Authority. The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

7.8. Attorneys’ Fees. If either Party hereto commences an arbitration or other action against the other Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing Party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

7.9. Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

7.10. Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Florida without giving effect to principles relating to conflicts of law.

7.11. Survival. The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under Section 1.3 and ARTICLE IV of this Agreement.

7.12. Section 280G Safe Harbor Cap. In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to the Agreement or any other agreement between Executive and the Company, or any person or entity that acquires ownership or effective control the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to the Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under ARTICLE III, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). If the Accounting Firm determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 7.12 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Executive shall not be required to repay the Excess Payment (if Executive has already repaid such amount, the Company shall refund the amount to the Executive), and the Company shall pay Executive an amount equal to the difference between the Total Payments and the Safe Harbor Cap (provided that such amount has previously been repaid by the Executive or not previously paid by the Company).

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

7.13. Section 409A and 457A Compliance. To the extent applicable, this Agreement is intended to meet the requirements of Section 409A and 457A of the Code, and shall be interpreted and construed consistent with that intent. For purposes of this Agreement, each payment under this Agreement shall be considered a “separate payment” and not as part of a series of payments for purposes of Section 409A.

7.14. Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any Securities and Exchange Commission rule.

7.15. Legal Counsel. Executive acknowledges and warrants that (A) he has been advised that Executive’s interests may be different from the Company’s interests, (B) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (C) he knowingly and voluntarily entered into this Agreement. The Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

7.16. Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, ..tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

This Agreement contains provisions requiring binding arbitration of disputes. By signing this Agreement, Executive acknowledges that he (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”
Trxade Group Inc
A Delaware Corporation

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	CEO, Chairman of the Board
Date:	4/1/24

“EXECUTIVE”

By:	/s/ Prashant Patel
Name:	Prashant Patel
Date:	4/1/24

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

EXHIBIT A

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT

AND ARBITRATION AGREEMENT

As a condition of my employment with Trxade Group, Inc., a Delaware corporation, and/or any of its subsidiaries, affiliates, partners, successors or assigns (together the “Company”), and in consideration of my employment with the Company, ten dollars ($10) and other good and valuable consideration, which I confirm receipt and sufficiency of, and my receipt of the compensation now and hereafter paid to me by the Company, I (the “Employee”) agree to the following:

1. At-Will Employment.

I understand and acknowledge that, notwithstanding the terms of any employment agreement or understanding between myself and the Company, my employment with the Company constitutes “at-will” employment. I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by an authorized corporate representative of the Company. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, pursuant to where applicable, the terms and provisions of any employment agreement or understanding between myself and the Company.

2. Confidential Information.

A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

A. Inventions Retained and Licensed. I have attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the entire period of time I am in the employ of the Company (whether before or after the execution of this Agreement) related to the business of the Company (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company (whether before or after the execution of this Agreement) and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands that this means that the Company will have the right to undertake any of the actions set forth in Section 106 of the United States Copyright Act (17 U.S.C. § 106) with respect to such copyrightable works prepared by Employee within the scope of Employee’s employment. Employee understands that this includes, without limitation, the right to sell, license, use, reproduce and have reproduced, create derivative works of, distribute, display, transmit and otherwise commercially exploit such copyrightable works by all means without further compensating the Employee. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

C. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company. “Moral Rights” means any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

D. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

E. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

F. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3.E. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or the Company’s customers to remove or reduce their business with the Company, or take away such employees or customers, or attempt to solicit, induce, recruit, encourage or take away employees or customers of the Company, either for myself or for any other person or entity.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit 3 hereto.

9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

10. Arbitration and Equitable Relief.

A. Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Agreement, will be subject to binding arbitration, to the fullest extent permitted by law. Disputes which I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. I further understand that this agreement to arbitrate also applies to any disputes that the Company may have with me.

B. Procedure. I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. I agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. I also agree that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. I understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that I will pay the first $200.00 of any filing fees associated with any arbitration I initiate. I agree that the arbitrator will administer and conduct any arbitration in a manner consistent with AAA’s national rules, to the extent that the AAA’s national rules for the resolution of employment disputes do not conflict with applicable law. I agree that the decision of the arbitrator will be in writing. Any procedure for remedying disputes as set forth in any employment agreement or understanding between myself and the Company shall supersede and take precedence over the Procedure set forth in this Section 10.B.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

C. Remedy. Except as provided by law and this Agreement (or provided for in any employment agreement or understanding between myself and the Company), arbitration will be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, except as provided for by law and this Agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

D. Availability of Injunctive Relief. In addition to any right under applicable law that the Company or I may have to petition a court of competent jurisdiction for provisional relief, I agree that any party may also petition the arbitrator for provisional injunctive relief where either party alleges or claims a violation of the employment, confidential information, invention assignment agreement between me and the Company or any other agreement regarding trade secrets, confidential information, or non-solicitation. I understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

E. Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body. This Agreement does, however, preclude me from pursuing court action regarding any such claim.

F. Voluntary Nature of Agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that I AM WAIVING MY RIGHT TO A JURY TRIAL. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

11. General Provisions.

A. Governing Law, Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Florida. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Florida for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B. Entire Agreement. This Agreement, along with my offer letter of employment (if any), employment agreement or understanding, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an authorized officer of the Company (other than me) and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement prevails and supersedes in the event there is any inconsistency between this Agreement and any other offer letter, unless the offer letter expressly provides otherwise. The terms of this Agreement shall supersede and amend, effective as of the date hereof, any prior At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement entered into by the Employee in favor of the Company, provided that such prior At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement shall continue to bind the Employee and be enforceable by the Company against the Employee for all actions, events, occurrences and other matters between the date hereof through the date of this Agreement below. The terms of any employment agreement or understanding between myself and the Company shall prevail and supersede, where and to the extent applicable, in the event there is any inconsistency between this Agreement and such employment agreement or understanding, unless the employment agreement or understanding expressly provides otherwise.

A. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

B.  Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Signature	/s/ Prashant Patel
Prashant Patel
Name of Employee (typed or printed)

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

EXHIBIT 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date

________No inventions or improvements

______________Additional Sheets Attached

Signature of Employee:	/s/ Prashant Patel
Print Name of Employee:	Prashant Patel
Date:

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

EXHIBIT 2

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Trxade Group, Inc., a Delaware corporation, and/or its subsidiaries, affiliates, partners, predecessors, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or customers to remove or reduce their business with, or take away such employees or customers, or attempt to solicit, induce, recruit, encourage or take away employees or customers of the Company, either for myself or for any other person or entity.

Date:______________________________________________

(Employee’s Prashant Patel

(Type/Print E

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

EXHIBIT 3

CONFLICT OF INTEREST GUIDELINES

It is the policy of Trxade Group, Inc., a Delaware corporation (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to an authorized officer of the Company (other than me) and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is binding).

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company without the approval of the Board of Directors.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel

EXHIBIT B

(2023 Bonus Metrics

(to be added)

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT Prashant Patel